Exhibit 5.1

DLA Piper Rudnick Gray Cary US LLP 701 Fifth Avenue Suite 7000 Seattle, Washington 98104-7044 T 206.839.4800 F 206.839.4801 W www.dlapiper.com

May 4, 2006

Northstar Neuroscience, Inc.

2401 Fourth Avenue, Suite 300

Seattle, WA 98121

Re:	Northstar Neuroscience, Inc.

Registration on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Northstar Neuroscience, Inc., a Washington corporation (the “Company”), in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), covering the underwritten public offering of up to 1,265,000 shares of common stock of the Company (the “Shares”). The Shares include up to 165,000 shares that the Company has granted its underwriters an option to purchase to cover over-allotments. This opinion is in addition to our opinion that was filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-1 (File No. 333-132135) (the “Initial Registration Statement”), which Initial Registration Statement is incorporated by reference into the Registration Statement.

In connection with the foregoing, we have reviewed all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares identified in the above-referenced Registration Statement will be, upon effectiveness of the Registration Statement and receipt by the Company of payment therefor, validly authorized, legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Initial Registration Statement and the Prospectus included therein, as originally filed or as subsequently amended, and as incorporated by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Respectfully submitted,

/s/ DLA Piper Rudnick Gray Cary US LLP

DLA Piper Rudnick Gray Cary US LLP